                                                                    EXHIBIT 99.5



                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426   (614) 766-1459 FAX
                                  keller@ee.net

May 10, 2002


Board of Directors
TierOne Bank
1235 N Street
Lincoln, Nebraska 68508

To the Board:

In response to a request from the Office of Thrift Supervision, we hereby submit an independent Conversion Valuation Revision ("Revision") of the pro forma market value of the to-be-issued stock of TierOne Corporation (the "Corporation"), which is the newly formed holding company of TierOne Bank ("TierOne" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in accordance with the Bank's Plan of Conversion. This Revision of the Corporation's pro forma market value was prepared after a review of our original appraisal report ("Original Appraisal") and is being submitted to the Office of Thrift Supervision as a revision of the Original Appraisal.

This Revision is based on discussions with the management of TierOne and the law firm of Elias, Matz, Tiernan & Herrick LLP, Washington, D.C., the Bank's conversion counsel. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Revision, we have reviewed the adjustments in the Original Appraisal, given consideration to current market conditions and the performance of publicly-traded thrift institutions, including those institutions in TierOne's comparable group, and recently converted thrift institutions. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity involving publicly-traded thrift institutions in TierOne's city, county and market area revealed no institution involved in such activity.

We have recognized a reinvestment rate of 1.75 percent before taxes in this Revision, the same rate indicated in the Original Appraisal, based on current short term interest rates.

Board of Directors
TierOne Bank
May 10, 2002
Page 2


We have revised the valuation level based on the three valuation methods used in the Original Appraisal. Exhibit 1 provides the revised valuation levels based on the three approaches, and Exhibit 2 presents the revised market and pricing ratios for TierOne, and the market, pricing and financial ratios for all thrifts, the one publicly-traded Nebraska thrift and the comparable group. The Revision was based on upward adjustments for subscription interest and liquidity of the stock.

Exhibit 1 provides TierOne's revised valuation level of $165,000,000 million at the midpoint, representing a price to book ratio of 63.38 percent. The revised valuation represents an increase in the price to book ratio of 8.9 percent and an increase in the midpoint value of 19.6 percent. The price to core earnings multiple for the revised midpoint value is a higher 12.95, up from 10.83 in the Original Appraisal and almost identical to the comparable group at 12.99.

This revised valuation of the Corporation is based on the following valuation ratios (reference Exhibit 2).

        Price to earnings multiple:
                  Midpoint                                     12.65x
                  Super maximum                                16.73x

        Price to core earnings multiple:
                  Midpoint                                     12.95x
                  Super maximum                                17.10x

        Price to book value ratio:
                  Midpoint                                     63.38%
                  Super maximum                                71.13%

        Price to assets ratio:
                  Midpoint                                      9.67%
                  Super maximum                                12.45%

As indicated previously, at the midpoint, the price to book value ratio increased from 58.20 percent in the Original Appraisal to 63.38 percent in the Revision; the price to net earnings multiple increased from 10.59 to 12.65; the price to core earnings multiple increased from 10.83 to 12.95; and the price to assets ratio increased from 8.21 percent to 9.67 percent. At the super maximum, the price to book value ratio increased from 66.00 percent in the Original Appraisal to 71.13 percent in the Revision; the price to net earnings multiple increased from 14.00 to 16.73; the price to core earnings multiple increased from 14.31 to 17.10; and the price to assets ratio increased from 10.60 percent to 12.45 percent.

Board of Directors
TierOne Bank
May 10, 2002
Page 3


Exhibit 7 details the valuation premium or discount applied to the comparable group in determining the value. The discount from the comparable group in the price to book value ratio was 42.53 percent in the Revision, lower than the discount of 47.23 percent in the Original Appraisal, based on the comparable group's average price to book ratio. The comparable group's average price to book ratio exceeds their median price to book ratio due to two of the comparable group institutions having noticeably higher price to book ratios. As a result, we consider the median price to book ratio and median discount to be a more accurate measure of the true price to book ratio and discount. The discount from the comparable group's median price to book ratio, which is more indicative of the comparable group, is 40.40 percent in the Revision, lower than the 45.27 percent in the Original Appraisal.

The price to book discount, based on the comparable group's average price to book ratio in the Revision for the maximum value, is 38.99 percent for the maximum value and a lesser 35.50 percent at the super maximum. Based on the median price to book ratio of the comparable group, the discount is a lesser
36.72 percent based on the maximum value, and 33.10 percent based on the super maximum value. As a result, the Revision indicates a price to book discount, based on the median price of the comparable group, of 40.40 percent at the midpoint value and 33.10 percent at the super maximum value.

The valuation range in the Original Appraisal indicated a midpoint of $138,000,000, with a minimum of $117,300,000, a maximum of $158,700,000, and a super maximum of $182,505,000. The valuation range in the Revision indicates a midpoint of $165,000,000, with a minimum of $140,250,000, a maximum of $189,750,000, and a super maximum of $218,212,500.

The pro forma market value or appraised value of the Corporation, including the shares to be issued to the foundation, is $165,000,000 at the midpoint in the Conversion Valuation Revision.

Sincerely,

KELLER & COMPANY, INC.

                                   EXHIBIT 1

                       VALUATION ANALYSIS AND CALCULATION

                        TierOne Bank/TierOne Corporation
                        Stock Prices as of March 5, 2002


Valuation assumptions:

                                                                     Comparable Group          All Thrifts
                                     Symbol          Value          Average      Median     Average     Median
                                     ------          -----          -------      ------     -------     ------
Post conv. price to earnings           P/E              12.65       12.84       12.83      17.43       13.58
Post conv. price to book value         P/B              63.38%     110.28%     106.33%    113.68%     101.61%
Post conv. price to assets             P/A               9.67%      12.10%      12.57%     11.14%      10.22%
Post conv. price to core earnings      P/CE             12.95       12.99       12.61      16.79       13.82
Pre conversion earnings ($)             Y      $   13,042,000  For the twelve months ended December 31, 2001.
Pre conversion book value ($)           B      $  121,755,000  At December 31, 2001.
Pre conversion assets ($)               A      $1,570,013,000  At December 31, 2001.
Pre conversion core earnings ($)        CY     $   12,760,000  For the twelve months ended December 31, 2001.
Conversion expense (%)                  X                2.00%
Fixed asset allocation (%)              FA               0.00%
ESOP stock purchase (%)                 E                8.00%
ESOP cost of borrowings, net (%)        S                0.00%
ESOP term of borrowings (yrs.)          T                  12
RRP amount (%)                          M                4.00%
RRP term (yrs.)                         N                   5
Tax rate (%)                           TAX              37.00%
Investment rate of return, net (%)      R                1.10%
Investment rate of return, pretax (%)                    1.75%
Foundation (%)                         FDN               3.03%
Tax benefit ($)                        BEN     $    1,850,000


Formulae to indicate value after conversion:


                                            P/E*Y
1. P/E method:  Value = --------------------------------------------------  =   $ 164,766,083
                        1-P/E*((1-X-E-M-FDN-FA)*R-(1-TAX)*E/T-(1-TAX)*MN))

                            P/B*(B+BEN)
2. P/B method:  Value = -------------------                                 =   $ 165,197,086
                        1-P/B*(1-X-E-M-FDN)

                              P/A*A
3. P/A method:  Value = -------------------                                 =   $ 165,113,709
                        1-P/A*(1-X-E-M-FDN)


VALUATION CORRELATION AND CONCLUSIONS:


                                                              Gross Proceeds                    Total Number
                                Shares Offered     Price         of Public      Shares Issued     of Shares            TOTAL
                                  to Public      Per Share       Offering       to Foundation      Issued              VALUE
                                --------------   ---------    --------------    -------------   -------------      ------------
Appraised value - midrange       16,000,000        $10.00      $160,000,000        500,000       16,500,000        $165,000,000

Minimum - 85% of midrange        13,525,000        $10.00      $135,250,000        500,000       14,025,000        $140,250,000
Maximum - 115% of midrange       18,475,000        $10.00      $184,750,000        500,000       18,975,000        $189,750,000
Superrange - 115% of maximum     21,321,250        $10.00      $213,212,500        500,000       21,821,250        $218,212,500

                                    EXHIBIT 2

             COMPARABLE GROUP MARKET, PRICING AND FINANCIAL RATIOS
                        Stock Prices as of March 5, 2002

                                                   Market Data                     Pricing Ratios
                                     ---------------------------------  --------------------------------------------
                                                                 Book             Price/          Price/     Price/
                                      Market   Price/  12 Mo.   Value/   Price/    Book   Price/   Tang.      Core
                                      Value     Share   EPS     Share   Earnings   Value  Assets  Bk. Val.  Earnings
                                      ($M)       ($)    ($)      ($)      (X)       (%)     (%)     (%)       (%)
                                     --------  ------  ------   ------  --------  ------  ------  --------  --------
TIER ONE BANK
  Value - midpoint                     165.00   10.00   0.79     15.79    12.65    63.38    9.67    63.32    12.95
  Minimum of range                     140.25   10.00   0.93     17.04    10.77    58.69    8.32    58.67    11.01
  Maximum of range                     189.75   10.00   0.69     14.86    14.56    67.28   10.98    67.26    14.88
  Superrange maximum                   218.21   10.00   0.60     14.06    16.73    72.13   12.45    71.11    17.10

ALL THRIFTS (284)
  Average                              349.74   16.93   1.13     15.52    17.43   113.68   11.14   120.81    16.79
  Median                                36.60   15.38   1.14     15.64    13.58   101.61   10.22   106.01    13.82

NEBRASKA THRIFTS (1)
  Average                            1,153.96   25.10   1.93     15.98    13.01   157.07    8.94   212.35    16.41
  Median                             1,153.96   25.10   1.93     15.98    13.01   157.07    8.94   212.35    16.41

COMPARABLE GROUP (10)
  Average                              131.84   16.46   1.39     14.97    12.84   110.28   12.10   115.51    12.99
  Median                               111.06   16.67   1.27     16.40    12.83   106.33   12.57   110.33    12.61

COMPARABLE GROUP
  CITZ CFS Bancorp Inc.                184.09   13.51   0.77     12.57    17.55   107.48   11.48   107.48    20.78
  FPFC First Place Financial Corp.     244.21   16.84   1.18     13.01    14.27   129.44   14.86   145.55    13.80
  FFHH FSF Financial Corp.              42.19   18.49   1.92     19.68     9.63    93.95    7.63   107.75     9.63
  HMNF HMN Financial Inc.               68.58   15.60   1.37     16.41    11.39    95.06    9.53   101.36    10.54
  HOMF Home Federal Bancorp             94.15   21.15   2.15     17.10     9.84   123.68   10.92   125.97     9.66
  HRZB Horizon Financial Corp.         111.67   12.95   1.07     11.54    12.10   112.22   14.98   112.90    12.33
  MFSF MutualFirst Financial Inc.      110.45   16.50   1.16     16.39    14.22   100.67   14.34   101.66    14.22
  OTFC Oregon Trail Financial Corp.     54.53   18.30   1.35     18.20    13.56   100.55   13.66   100.72    12.89
  PVSA Parkvale Financial Corp.        133.18   23.50   2.42     17.46     9.71   134.59    9.45   134.90    10.31
  UCFC United Community Finl. Corp.    275.35    7.72   0.48      7.34    16.08   105.18   14.16   116.79    15.76

                                              Dividends            Financial Ratios
                                      -------------------------  ---------------------

                                       Div./   Dividend  Payout  Equity/  CORE    CORE
                                       Share    Yield    Ratio   Assets   ROAA    ROAE
                                        ($)      (%)      (%)     (%)     (%)     (%)
                                      ------   --------  ------  ------   ----   -----
TIER ONE BANK
  Value - midpoint                     0.00      0.00      0.00   15.26   0.75    4.92
  Minimum of range                     0.00      0.00      0.00   14.18   0.76    5.36
  Maximum of range                     0.00      0.00      0.00   16.32   0.74    4.55
  Superrange maximum                   0.00      0.00      0.00   17.50   0.73    4.19

ALL THRIFTS (284)
  Average                              0.37      2.21     35.66    7.10   0.97   13.58
  Median                               0.36      2.32     28.83    9.40   0.75    7.54

NEBRASKA THRIFTS (1)
  Average                              0.31      1.27     16.06    5.69   0.60    9.71
  Median                               0.31      1.27     16.06    5.69   0.60    9.71

COMPARABLE GROUP (10)
  Average                              0.50      3.25     37.98   11.02   1.00    9.13
  Median                               0.48      3.02     37.21   11.08   1.02    8.65

COMPARABLE GROUP
  CITZ CFS Bancorp Inc.                0.36      2.66     46.75   10.68   0.56    4.94
  FPFC First Place Financial Corp.     0.50      2.97     42.37   11.48   1.09    9.00
  FFHH FSF Financial Corp.             0.80      5.41     36.46    8.12   0.94   10.67
  HMNF HMN Financial Inc.              0.54      3.59     37.96   10.03   0.81    8.18
  HOMF Home Federal Bancorp            0.56      2.84     25.58    8.83   1.16   13.46
  HRZB Horizon Financial Corp.         0.46      3.71     43.39   13.35   1.25    9.40
  MFSF MutualFirst Financial Inc.      0.33      2.18     27.59   14.25   1.05    6.77
  OTFC Oregon Trail Financial Corp.    0.39      2.19     27.41   12.92   1.20    8.30
  PVSA Parkvale Financial Corp.        0.72      3.06     29.75    7.02   0.96   14.46
  UCFC United Community Finl. Corp.    0.30      3.89     62.50   13.47   0.98    6.14

                                   EXHIBIT 3

                    PROJECTED EFFECT OF CONVERSION PROCEEDS
                        TierOne Bank/TierOne Corporation
                          At the MINIMUM of the Range


1.  Gross Conversion Proceeds

    Minimum market value (1)                                            $135,250,000
          Less: Estimated conversion expenses                              3,047,294

    Net conversion proceeds                                             $132,202,706


2.  Generation of Additional Income

    Net conversion proceeds                                             $132,202,706
          Less: Proceeds not invested (2)                                 11,220,000
    Total conversion proceeds invested                                  $120,982,706

    Investment rate                                                            1.10%

    Earnings increase - return on proceeds invested                     $  1,333,834
          Less: Estimated cost of ESOP borrowings                                  0
          Less: Amortization of ESOP borrowings, net of taxes                589,050
          Less: RRP expense, net of taxes                                    706,860

    Net earnings increase                                               $     37,924


3.  Comparative Earnings

                                                                           Regular                  Core
                                                                        --------------          --------------
    Before conversion - 12 months ended 12/31/01                        $  13,042,000               12,760,000
    Net earnings increase                                                      37,924                   37,924
    After conversion                                                    $  13,079,924               12,797,924



4.  Comparative Net Worth (3)                            Total             Tangible
                                                     --------------     --------------
    Before conversion - 12/31/01                     $  121,755,000       121,832,000
    Net cash conversion proceeds (4)                    117,222,706       117,222,706
    After conversion                                 $  238,977,706       239,054,706


5.  Comparative Net Assets

    Before conversion - 12/31/01                     $1,570,013,000
    Conversion proceeds (5)                             115,372,706
    After conversion                                 $1,685,385,706


    (1) Represents gross proceeds of public offering.
    (2) Includes ESOP and proceeds invested in fixed assets.
    (3) ESOP and RRP are omitted from net worth.
    (4) Includes addition of tax benefit of stock contribution to foundation.
    (5) Net cash conversion proceeds less tax benefit of stock contribution to foundation.

                                   EXHIBIT 4

                    PROJECTED EFFECT OF CONVERSION PROCEEDS
                        TierOne Bank/TierOne Corporation
                          At the MIDPOINT of the Range


1.  Gross Conversion Proceeds

    Midpoint market value (1)                                           $160,000,000
          Less: Estimated conversion expenses                              3,303,429

    Net conversion proceeds                                             $156,696,571


2.  Generation of Additional Income

    Net conversion proceeds                                             $156,696,571
          Less: Proceeds not invested (2)                                 13,200,000
    Total conversion proceeds invested                                  $143,496,571

    Investment rate                                                            1.10%

    Earnings increase - return on proceeds invested                     $  1,582,050
          Less: Estimated cost of ESOP borrowings                                  0
          Less: Amortization of ESOP borrowings, net of taxes                693,000
          Less: RRP expense, net of taxes                                    831,600

    Net earnings increase                                               $     57,450


3.  Comparative Earnings

                                                                           Regular                  Core
                                                                        --------------          --------------
    Before conversion - 12 months ended 12/31/01                        $  13,042,000               12,760,000
    Net eanings increase                                                      57,450                   57,450
    After conversion                                                    $  13,099,450               12,817,450



4.  Comparative Net Worth (3)                            Total             Tangible
                                                     --------------     --------------
    Before conversion - 12/31/01                     $  121,755,000       121,832,000
    Conversion proceeds (4)                             138,746,571       138,746,571
    After conversion                                 $  260,501,571       260,578,571


5.  Comparative Net Assets

    Before conversion - 12/31/01                     $1,570,013,000
    Conversion proceeds (5)                             136,896,571
    After conversion                                 $1,706,909,571


    (1) Represents gross proceeds of public offering.
    (2) Includes ESOP and proceeds invested in fixed assets.
    (3) ESOP and RRP are omitted from net worth.
    (4) Includes addition of tax benefit of stock contribution to foundation.
    (5) Net cash conversion proceeds less tax benefit of stock contribution to foundation.

                                   EXHIBIT 5

                    PROJECTED EFFECT OF CONVERSION PROCEEDS
                        TierOne Bank/TierOne Corporation
                          At the MAXIMUM of the Range


1.  Gross Conversion Proceeds

    Maximum market value (1)                                            $184,750,000
          Less: Estimated conversion expenses                              3,559,526

    Net conversion proceeds                                             $181,190,474


2.  Generation of Additional Income

    Net conversion proceeds                                             $181,190,474
          Less: Proceeds not invested (2)                                 15,180,000
    Total conversion proceeds invested                                  $166,010,474

    Investment rate                                                            1.10%

    Earnings increase - return on proceeds invested                     $  1,830,265
          Less: Estimated cost of ESOP borrowings                                  0
          Less: Amortization of ESOP borrowings, net of taxes                796,950
          Less: RRP expense, net of taxes                                    956,340

    Net earnings increase                                               $     76,975


3.  Comparative Earnings

                                                                           Regular                  Core
                                                                        --------------          --------------
    Before conversion - 12 months ended 12/31/01                        $  13,042,000               12,760,000
    Net earnings increase                                                      76,975                   76,975
    After conversion                                                    $  13,118,975               12,836,975



4.  Comparative Net Worth (3)                            Total             Tangible
                                                     --------------     --------------
    Before conversion - 12/31/01                     $  121,755,000       121,832,000
    Conversion proceeds (4)                             160,270,474       160,270,474
    After conversion                                 $  282,025,474       282,102,474


5.  Comparative Net Assets

    Before conversion - 12/31/01                     $1,570,013,000
    Conversion proceeds (5)                             158,420,474
    After conversion                                 $1,728,433,474


    (1) Represents gross proceeds of public offering.
    (2) Includes ESOP and proceeds invested in fixed assets.
    (3) ESOP and RRP are omitted from net worth.
    (4) Includes addition of tax benefit of stock contribution to foundation.
    (5) Net cash conversion proceeds less tax benefit of stock contribution to foundation.

                                   EXHIBIT 6

                    PROJECTED EFFECT OF CONVERSION PROCEEDS
                        TierOne Bank/TierOne Corporation
                            At the SUPERRANGE Maximum


1.  Gross Conversion Proceeds

    Superrange market value (1)                                         $213,212,500
          Less: Estimated conversion expenses                              3,854,167

    Net conversion proceeds                                             $209,358,333


2.  Generation of Additional Income

    Net conversion proceeds                                             $209,358,333
          Less: Proceeds not invested (2)                                 17,457,000
    Total conversion proceeds invested                                  $191,901,333

    Investment rate                                                            1.10%

    Earnings increase - return on proceeds invested                     $  2,115,712
          Less: Estimated cost of ESOP borrowings                                  0
          Less: Amortization of ESOP borrowings, net of taxes                916,493
          Less: RRP expense, net of taxes                                  1,099,791

    Net earnings increase                                               $     99,429


3.  Comparative Earnings

                                                                           Regular                  Core
                                                                        --------------          --------------
    Before conversion - 12 months ended 12/31/01                        $  13,042,000               12,760,000
    Net earnings increase                                                      99,429                   99,429
    After conversion                                                    $  13,141,429               12,859,429



4.  Comparative Net Worth (3)                            Total             Tangible
                                                     --------------     --------------
    Before conversion - 12/31/01                     $  121,755,000       121,832,000
    Conversion proceeds (4)                             185,022,833       185,022,833
    After conversion                                 $  306,777,833       306,854,833


5.  Comparative Net Assets

    Before conversion - 12/31/01                     $1,570,013,000
    Conversion proceeds (5)                             183,172,833
    After conversion                                 $1,753,185,833


    (1) Represents gross proceeds of public offering.
    (2) Includes ESOP and proceeds invested in fixed assets.
    (3) ESOP and RRP are omitted from net worth.
    (4) Includes addition of tax benefit of stock contribution to foundation.
    (5) Net cash conversion proceeds less tax benefit of stock contribution to foundation.

                                   EXHIBIT 7

                    SUMMARY OF VALUATION PREMIUM OR DISCOUNT




                                                                  Premium or (discount)
                                                                  from comparable group.
                                                               ---------------------------
                                                  TierOne          Average       Median
                                                  -------          -------       ------
        Midpoint:
          Price/earnings                           12.65x          (1.45)%       (1.42)%
          Price/book value                         63.38%         (42.53)%      (40.40)%
          Price/assets                              9.67%         (20.07)%      (23.05)%
          Price/tangible book value                63.32%         (45.18)%      (42.61)%
          Price/core earnings                      12.95x          (0.35)%        2.67%



        Minimum of range:
          Price/earnings                           10.77x         (16.06)%      (16.03)%
          Price/book value                         58.69%         (46.78)%      (44.81)%
          Price/assets                              8.32%         (31.23)%      (33.80)%
          Price/tangible book value                58.67%         (49.21)%      (46.82)%
          Price/core earnings                      11.01x         (15.24)%      (12.67)%



        Maximum of range:
          Price/earnings                           14.56x          13.41%        13.46%
          Price/book value                         67.28%         (38.99)%      (36.72)%
          Price/assets                             10.98%          (9.28)%      (12.66)%
          Price/tangible book value                67.26%         (41.77)%      (39.03)%
          Price/core earnings                      14.88x          14.52%        17.99%



        Super maximum of range:
          Price/earnings                           16.73x          30.33%        30.38%
          Price/book value                         71.13%         (35.50)%      (33.10)%
          Price/assets                             12.45%           2.86%        (0.98)%
          Price/tangible book value                71.11%         (38.43)%      (35.54)%
          Price/core earnings                      17.10x          31.60%        35.58%
